UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 23, 2012

DALECO RESOURCES CORPORATION

(Exact Name of Registrant as Specified in Charter)

Nevada	0-12214	23-2860734
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

17 Wilmont Mews, 5th Floor, West Chester, Pennsylvania 19382

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code:  610-429-0181

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02         Unregistered Sales of Equity Securities - See Item 5.02.

Item 5.02         Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) On August 23, 2012, the Registrant, entered into an agreement with Michael D. Parrish to become the Chief Executive Officer and a director of the Board of Directors of the Registrant, the terms of which were described in the Company’s latest 10Q filed on 20 August 2012.

The initial term of Mr. Parrish’s employment (effective May 18, 2012), will expire on November 20, 2012 unless certain performance targets have been achieved. Such targets include the obtainment of at least $1 million of capital from a third party and cash-on-hand in an amount of at least $650,000 by November 1, 2012. The agreement provides for base salary of $250,000 per annum during the initial term and escalations thereof upon the attainment of certain performance targets as well as renewal provisions. Mr. Parrish was granted an option for the purchase of 1.2 million shares of Common Stock at $0.15 per share. Such option vests 50% on each of the first and second anniversary dates of the effective date of his employment agreement and expire on the third anniversary date. Further, should certain performance benchmarks be met during the initial year of the agreement, Mr. Parrish shall be awarded 600,000 shares of Common Stock over a six month period issuable on the last day of each such month and the shares shall be valued based on the closing price of the Common Stock on the day before such issuance.

There is no family relationship between Mr. Parrish and any other executive officer or director of the Registrant, and there is no arrangement or understanding under which he was appointed. There are no transactions to which the Registrant or any of its subsidiaries is a party and in which Mr. Parrish has a material interest subject to disclosure under Item 404(a) of Regulation S-K.

Item 8.

A copy of the press release announcing Mr. Parrish’s appointments is attached as Exhibit 99.3 hereto.

Item 9.01         Financial Statements and Exhibits

(d)	Exhibits

10.26 Employment Agreement (effective May 18, 2012) between the Registrant and Michael D. Parrish dated August 23, 2012

99.3 Press Release dated August 28, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 28, 2012	DALECO RESOURCES CORPORATION

/s/ Gary Novinskie
Gary Novinskie, President